Grace News
Media Relations Rich Badmington +1 410.531.4370 rich.badmington@grace.com	Investor Relations Jeremy Rohen +1 410.531.8234 jeremy.rohen@grace.com

Grace Reports Third Quarter 2020 Results; Delivers Strong Gross Margin Improvement and Cash Flow; Improving Demand Trends Across Many End Markets
Third Quarter 2020 Highlights

•	Net sales of $419.4 million were down 10.9% versus the prior year; and flat on a sequential basis

•	Diluted EPS of $0.11, compared to $0.80 a year ago, and Adjusted EPS of $0.56, compared to $0.98 a year ago, both include costs of $0.13 per share related to Hurricane Laura

•	Delivered strong sequential improvement in gross margin (+880 bps) and Adjusted Gross Margin (+410 bps) versus the prior quarter

•	Strong year-to-date operating cash flow of $259.1 million, down 4% year-over-year, and Adjusted Free Cash Flow of $170.0 million, up 4% year-over-year

•	Strong execution of cash and cost management actions in response to the pandemic; on track to deliver targeted full-year cash flow benefit of $125 million

•	4Q20 Adjusted EPS expected to be in the range of $0.84 to $0.88 on sequential sales growth of 10%-13%; gross margin expected to improve approximately 100 bps from 3Q20
(See Analysis of Operations and Notes for information on Non-GAAP financial measures; all results based on year-over-year comparison unless otherwise noted. We are unable to estimate the annual mark-to-market pension adjustment or future net income or diluted EPS.)

COLUMBIA, Md., - October 28, 2020 - W. R. Grace & Co. (NYSE: GRA) today announced financial results for the third quarter of 2020, summarized in the table below. Improving demand trends across many end markets were more than offset by the continued effects of COVID-19 on transportation fuel demand and the impact of Hurricane Laura on our Lake Charles, LA, refining catalysts manufacturing site.
“We are encouraged by improving demand trends in many of our end markets and are well positioned to capture growth as the recovery progresses,” said Hudson La Force, Grace’s President and Chief Executive Officer. “Our team is executing well and delivered solid financial results in the quarter despite the prolonged effects of the pandemic and Hurricane Laura. Adjusted Gross Margin improved 410 basis points sequentially with increased demand resulting in higher production rates. Also, our teams have produced strong results on the cash and cost actions taken to mitigate the financial effects of the pandemic. In total, we expect to deliver $125 million in cash flow improvements from these actions in 2020. As a result, year-to-date Adjusted Free Cash Flow was 4% higher than last year, even though Adjusted EBIT was 37% lower.”

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“Looking forward, we expect continued improvement across our end markets, though the pace of the global recovery remains uncertain. We expect Specialty Catalysts and Materials Technologies end markets to continue their recovery and sales to return to 2019 levels on a run-rate basis during 2021. In Refining Technologies, the effects of the pandemic will remain a headwind until transportation fuel demand more fully recovers.”
“Our focus on health, safety and delivering value to our customers is making a significant difference.”

Third Quarter Consolidated Performance

Summary Financial Results - Total Grace
(In $ millions, except per share amounts)	3Q20	3Q19	Change
Net sales	$419.4	$470.5	(10.9)%
Net sales, constant currency[1]			(11.4)%
Net income	7.0	53.7	(87.0)%
Net income margin	1.7%	11.4%	(9.7) pts

Adjusted EBIT[1]	69.6	108.2	(35.7)%
Adjusted EBIT margin[1]	16.6%	23.0%	(6.4) pts

Diluted EPS	$0.11	$0.80	(86.3)%
Adjusted EPS[1]	$0.56	$0.98	(42.9)%
Dividends per share	$0.30	$0.27	11.1%

	YTD 2020	YTD 2019	Change
Net cash provided by operating activities	259.1	268.4	(3.5)%
Adjusted Free Cash Flow[1]	170.0	163.0	4.3%

	TTM 3Q20	TTM 3Q19	Change
Return on Equity	4.2%	49.5%	(45.3) pts
Adjusted EBIT ROIC[1]	15.2%	19.5%	(4.3) pts
[1] See Analysis of Operations and Notes for information on Non-GAAP financial measures.

•
Third quarter sales of $419.4 million were down 10.9%, down 11.4% on constant currency, versus the prior year. Lower sales volumes in Catalysts Technologies (-15.4%), which reflect the ongoing negative economic impacts of the COVID-19 pandemic, more than offset higher sales volumes in Materials Technologies (+3.8%), which were driven primarily by growth in pharma/consumer end-markets. More than 90% of the year-over-year decline is attributable to lower refining catalysts sales volumes reflecting lower transportation fuel demand due to COVID-19, though demand has stabilized and we are encouraged by improving demand trends.

•	Net income of $7.0 million was down $46.7 million, and Diluted EPS of $0.11 was down $0.69.

•
Adjusted EBIT of $69.6 million was down $38.6 million and Adjusted EPS of $0.56 was down $0.42 versus the prior year, including hurricane-related costs of approximately $12 million, or $0.13 per share. Sequentially, Adjusted EBIT was up 9% versus the prior quarter. (See Other Developments - Hurricane Laura Update.)

•
Sequentially, gross margin of 37.3% was up 880 bps and Adjusted Gross Margin of 38.2% was up 410 bps versus the prior quarter. Improvement in Adjusted Gross Margin was driven by higher production rates than in the prior quarter.

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•
Year-to-date, net cash from operations was $259.1 million and Adjusted Free Cash Flow was $170.0 million reflecting strong execution of cash and cost management actions in response to the pandemic. During the quarter, we continued to proactively mitigate the impact of the pandemic, and we remain focused on strong cash generation. The full-year expected cash flow benefit from these actions is $125 million, including improved working capital ($45-$50 million), lower capital spending (~$40 million), and reduced operating costs ($35-$40 million). We have achieved our targets for working capital and capital spending and are on track to deliver our operating cost reduction target.

Delivering on Our Strategic Initiatives
“We remain focused on executing our profitable growth strategy and managing our company for the long-term," continued La Force. “We have strong leadership positions in end-markets that are critical to consumers and the global economy and have continued to invest in these positions during the pandemic to ensure we capture growth as our end markets recover.”
“In recent years, we’ve taken meaningful steps to strengthen our portfolio and accelerate our growth by investing in our polyolefin catalyst, specialty silica and pharmaceutical end markets. These investments position Grace to grow sales mid-single digits with high profitability and strong cash flow following the pandemic.”
"I am confident our growth strategy and capital allocation discipline will create significant long-term value for shareholders. In addition, we have always pursued all opportunities to accelerate value creation and will continue to do so in the future when we believe they will create long-term value for our shareholders."
Grace's strategic framework for profitable growth includes four elements:

•	Invest to accelerate growth and extend our competitive advantages

•	Invest in great people to strengthen our high-performance culture

•	Execute the Grace Value Model to drive operating excellence

•	Acquire to build our technology and manufacturing capabilities for our customers
Third Quarter Segment Performance
Catalysts Technologies
Catalysts Technologies produces and sells catalysts and related products and technologies used in petrochemical, refining, and other chemical manufacturing applications.

Summary Financial Results - Catalysts Technologies
(In $ millions)	3Q20	3Q19	Change
Net sales	$305.7	$361.4	(15.4)%
Net sales, constant currency[1]			(15.9)%
Gross margin	39.2%	42.0%	(2.8) pts

Operating income	67.1	105.1	(36.2)%
Operating margin	21.9%	29.1%	(7.2) pts
[1] See Analysis of Operations and Notes for information on Non-GAAP financial measures.

•	Third quarter sales of $305.7 million were down 15.4%, down 15.9% on constant currency, versus the prior year. Sales declined primarily due to lower sales volumes (-15.4%) and lower

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average price in the quarter (-0.5%) primarily due to certain Refining Technologies customers temporarily switching to a lower performance catalyst as a result of the pandemic.

–	Specialty Catalysts sales were down 5.0% versus the prior year, primarily due to continued customer catalyst inventory draw downs resulting from the pandemic.

–
Refining Technologies sales were down 24.2% versus the prior year due to lower global demand for transportation fuels and refinery operating rates. In addition, some sales shifted from 3Q20 to 4Q20 as a result of Hurricane Laura. For the trailing twelve months, average FCC catalysts pricing improved approximately 150 bps.

•
Gross margin of 39.2% decreased 280 bps versus the prior year, primarily due to lower production volumes, partially offset by lower raw materials and energy costs (+90 bps) and cost mitigation actions. Sequentially, gross margin improved 260 bps versus the prior quarter reflecting higher production rates.

•
Operating income of $67.1 million was down $38.0 million, or 36.2%, primarily due to lower gross profit, the hurricane-related costs of approximately $12 million, and lower income from our ART joint venture (-$2.5 million), partially offset by lower operating expense. (See Other Developments - Hurricane Laura Update.)

Materials Technologies
Materials Technologies produces and sells specialty materials, which are either silica based or complex organic molecules, that can be used in pharma/consumer, coatings, and chemical process applications.

Summary Financial Results - Materials Technologies
(In $ millions)	3Q20	3Q19	Change
Net sales	$113.7	$109.1	4.2%
Net sales, constant currency[1]			3.8%
Gross margin	35.7%	38.6%	(2.9) pts

Operating income	24.3	26.1	(6.9)%
Operating margin	21.4%	23.9%	(2.5) pts
[1] See Analysis of Operations and Notes for information on Non-GAAP financial measures.

•
Third quarter sales of $113.7 million were up 4.2%, up 3.8% on constant currency, versus the prior year, driven by continued strength in pharma/consumer end-markets (+23.7%). Sequentially, Materials Technologies sales were up 3.6% versus the prior quarter reflecting steady improvement in most end-markets and geographies.

•
Gross margin of 35.7% decreased 290 bps versus the prior year primarily due to lower inventory levels partially offset by favorable mix, lower raw materials and energy costs (+50 bps), and cost mitigation actions. Sequentially, gross margin improved 880 bps versus the prior quarter as a result of higher sales and higher production rates than in the prior quarter.

•	Operating income of $24.3 million was down $1.8 million, or 6.9%. Sequentially, operating income was up $11.7 million, or 92.9%.
Other Developments
Hurricane Laura Update
During the quarter, Hurricane Laura caused severe and widespread damage to Lake Charles and surrounding communities, including catastrophic damage to the regional power grid. To ensure

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continuity of supply for our customers, our Lake Charles refining catalysts manufacturing facility established a temporary on-site 20MW power generation capability. The site is now fully operational. During the power outage, customer demand was met from inventory in Lake Charles and by shifting FCC and hydroprocessing catalysts production to other manufacturing facilities which increased our operating costs. This created no significant impact to our customers. While this is an insured event, the total costs do not exceed our deductible and we do not expect any insurance recoveries.

•
Event-related costs occurring in the quarter were approximately $12 million, or $0.13 per share. The costs, reported as "other expense" and impacting both net income and Adjusted EBIT, were primarily related to on-site power generation, higher manufacturing and logistics costs to supply customers during the outage, temporary housing and employee assistance, and property damage and clean-up.

•	The total estimated hurricane-related costs for the full year are expected to be $18-$20 million.
Legacy Liabilities Update
Construction of the new dam spillway at the former Libby, MT, mine site is a key element of Grace’s overall site remediation strategy. The project includes both an upper spillway and a lower spillway that are being managed as two separate projects. In 2019, we contracted a third-party engineering and consulting firm to develop an initial range of cost estimates for the total project. Based on this work, we recorded a pre-tax liability of $68.0 million in 2019 for the estimated costs of the project. These costs were preliminary and subject to change as new information becomes available, including defining the final scope of the projects through the contract bidding process. During the third quarter, Grace completed a review of contractor bids for the replacement of the upper portion of the spillway. Based on a current assessment of the project requirements, we increased our cost estimate for this portion of the project by $27 million, bringing the estimate for the total project to $95 million. Regarding the lower spillway, final engineering will be completed and submitted to the State of Montana for design approval in 2021 after which we will seek contract bids for this portion of the project. Grace believes it is reasonably possible that the ultimate costs of this project could range between $80 million and $120 million. Construction of the spillways will begin in 2021 and is expected to take three to four years.
Capital Allocation

•
Capital investments: Year-to-date, we invested $123.8 million to support growth, operating excellence and other priorities. Our forecast for capital spending in 2020 is approximately $155 million, reflecting a $40 million reduction from our original forecast of approximately $195 million in response to the pandemic.

•
M&A: Strategic bolt-on acquisitions remain important to our long-term growth strategy. We will remain disciplined as we seek to strengthen our portfolio and accelerate growth in markets with compelling growth, profitability and cash flow characteristics. We will continue to evaluate potential future transactions in the context of the global economic recovery, our ability to mitigate business and integration risks presented by the COVID-19 pandemic, and our leverage profile.

•	Dividend: Year-to-date, we paid $60.2 million in cash dividends to shareholders, including $19.8 million in 3Q20. We remain fully committed to maintaining our quarterly cash dividend.

•
Share repurchase program: In 3Q20, we did not repurchase any shares of our common stock. We expect to resume our share repurchase program in 2021 while continuing to prioritize reinvestment and reducing temporarily higher net leverage.

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2020 Financial Outlook
Full-Year 2020 Outlook and 2016-2021 Financial Framework
On April 30, 2020, we suspended our full-year 2020 financial outlook and our 2016-2021 Financial Framework due to the significant uncertainty associated with the COVID-19 pandemic. We expect to resume our practice of providing a financial outlook and long-term financial framework at the appropriate time.
4Q20 Planning Assumptions
Our primary planning assumptions for 4Q20 include:

–	Sales up 10%-13% sequentially from 3Q20 to 4Q20;

–	Continued sequential gross margin improvement of approximately 100 bps from 3Q20; and

–	Adjusted EPS range of $0.84 to $0.88.
Investor Call
We will host an investor conference call and webcast to discuss these results today at 9:00 a.m. ET. The conference call audio and accompanying presentation slides will be available to interested parties via a simultaneous webcast, and may be accessed from our website at http://investor.grace.com. Participants should access the webcast prior to the start of the call to register for the event and install and test any necessary software. The webcast will be archived on the company's website for one year.
Those without access to the internet can participate by dialing +1 844.583.4545 (U.S.) or +1 825.312.2263 (International). The participant passcode is 8837022. Investors are advised to dial into the call at least 10 minutes early in order to register.
An audio replay will be available for one week after 1:00 p.m. ET on October 28. The replay will be accessible by dialing +1 800.585.8367 (U.S.) or +1 416.621.4642 (International) and entering the participant passcode 8837022.
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About Grace
Built on talent, technology, and trust, Grace is a leading global specialty chemical company. The company’s two industry-leading business segments—Catalysts Technologies and Materials Technologies—provide innovative products, technologies, and services that enhance the products and processes of our customers around the world. With approximately 4,000 employees, Grace operates and/or sells to customers in over 60 countries. More information about Grace is available at grace.com.
Forward-Looking Statements
This announcement contains forward-looking statements, that is, information related to future, not past, events. Such statements generally include the words “believes,” “plans,” “intends,” “targets,” “will,” “expects,” “suggests,” “anticipates,” “outlook,” “continues,” or similar expressions. Forward-looking statements include, without limitation, statements regarding future: financial positions; results of operations; cash flows; financing plans; business strategy; operating plans; capital and other expenditures; impact of COVID-19 on Grace's business; competitive positions; growth opportunities for existing products; benefits from new technology; benefits from cost reduction initiatives; succession planning; and markets for securities. For these statements, Grace claims the protections of the safe harbor for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act. Grace is subject to risks and uncertainties that could cause actual results or events to differ materially from its projections or that could cause other forward-looking statements to prove incorrect. Factors that could cause actual results or events to differ materially from those contained in the forward-looking statements include, without limitation: risks related to foreign operations, especially in areas of active conflicts and in emerging regions; the costs and availability of raw materials, energy and transportation; the effectiveness of Grace's research and development and growth investments; acquisitions and divestitures of assets and businesses; developments affecting Grace’s outstanding indebtedness; developments affecting Grace's pension

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obligations; legacy matters (including product, environmental, and other legacy liabilities) relating to past activities of Grace; its legal and environmental proceedings; environmental compliance costs (including existing and potential laws and regulations pertaining to climate change); the inability to establish or maintain certain business relationships; the inability to hire or retain key personnel; natural disasters such as storms and floods; fires and force majeure events; the economics of our customers’ industries, including the petroleum refining, petrochemicals, and plastics industries, and shifting consumer preferences; public health and safety concerns, including pandemics and quarantines; changes in tax laws and regulations; international trade disputes, tariffs, and sanctions; the potential effects of cyberattacks; and those additional factors set forth in Grace's most recent Annual Report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, which have been filed with the Securities and Exchange Commission and are readily available on the internet at www.sec.gov. Grace's reported results should not be considered as an indication of its future performance. Readers are cautioned not to place undue reliance on Grace's projections and forward-looking statements, which speak only as of the dates those projections and statements are made. Grace undertakes no obligation to release publicly any revisions to the projections and forward-looking statements contained in this announcement, or to update them to reflect events or circumstances occurring after the date of this announcement.
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W. R. Grace & Co. and Subsidiaries
Consolidated Statements of Operations (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions, except per share amounts)	2020	2019	2020	2019
Net sales	$419.4	$470.5	$1,259.6	$1,453.6
Cost of goods sold	263.0	279.5	824.3	864.6
Gross profit	156.4	191.0	435.3	589.0
Selling, general and administrative expenses	68.1	74.2	211.1	223.7
Research and development expenses	15.6	14.9	49.3	48.2
Costs related to legacy matters	30.6	3.7	36.1	52.1
Equity in earnings of unconsolidated affiliate	(1.3)	(3.8)	(5.9)	(13.9)
Restructuring and repositioning expenses	2.4	3.4	29.0	12.1
Loss on early extinguishment of debt	39.4	—	39.4	—
Interest expense and related financing costs	19.8	18.6	57.3	58.2
Other (income) expense, net	5.3	(1.1)	(12.1)	(3.2)
Total costs and expenses	179.9	109.9	404.2	377.2
Income (loss) before income taxes	(23.5)	81.1	31.1	211.8
(Provision for) benefit from income taxes	30.2	(27.3)	8.1	(57.0)
Net income (loss)	6.7	53.8	39.2	154.8
Less: Net (income) loss attributable to noncontrolling interests	0.3	(0.1)	2.5	(0.2)
Net income (loss) attributable to W. R. Grace & Co. shareholders	$7.0	$53.7	$41.7	$154.6
Earnings Per Share Attributable to W. R. Grace & Co. Shareholders
Basic earnings per share:
Net income (loss)	$0.11	$0.81	$0.63	$2.31
Weighted average number of basic shares	66.2	66.7	66.3	66.8
Diluted earnings per share:
Net income (loss)	$0.11	$0.80	$0.63	$2.31
Weighted average number of diluted shares	66.2	66.8	66.3	66.9
Dividends per common share	$0.30	$0.27	$0.90	$0.81

The Notes to the Financial Information are included as part of the Earnings Release.

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W. R. Grace & Co. and Subsidiaries
Consolidated Statements of Cash Flows (unaudited)

	Nine Months Ended September 30,
(In millions)	2020	2019
OPERATING ACTIVITIES
Net income (loss)	$39.2	$154.8
Reconciliation to net cash provided by (used for) operating activities:
Depreciation and amortization	77.1	75.3
Equity in earnings of unconsolidated affiliate	(5.9)	(13.9)
Dividends received from unconsolidated affiliate	10.0	—
Costs related to legacy matters	36.1	52.1
Cash paid for legacy matters	(17.1)	(13.8)
Provision for (benefit from) income taxes	(8.1)	57.0
Cash paid for income taxes	(35.6)	(39.6)
Income tax refunds received	7.6	7.1
Defined benefit pension expense	10.2	13.9
Cash paid under defined benefit pension arrangements	(13.0)	(12.3)
Loss on early extinguishment of debt	39.4	—
Loss on disposal of assets	21.8	2.2
Changes in assets and liabilities, excluding effect of currency translation and acquisitions:
Trade accounts receivable	74.6	11.6
Inventories	56.3	(58.0)
Accounts payable	(34.3)	13.6
All other items, net	0.8	18.4
Net cash provided by (used for) operating activities	259.1	268.4
INVESTING ACTIVITIES
Cash paid for capital expenditures	(123.8)	(142.6)
Business acquired, net of cash acquired	(2.0)	(22.8)
Other investing activities, net	(27.9)	(4.4)
Net cash provided by (used for) investing activities	(153.7)	(169.8)
FINANCING ACTIVITIES
Borrowings under credit arrangements	12.2	10.3
Repayments under credit arrangements	(31.3)	(17.5)
Proceeds from issuance of notes	750.0	—
Repayments of bonds	(700.0)	—
Cash paid related to early extinguishment of debt	(37.9)	—
Cash paid for debt financing costs	(7.9)	—
Cash paid for repurchases of common stock	(40.4)	(29.8)
Proceeds from exercise of stock options	—	19.1
Dividends paid to shareholders	(60.2)	(54.6)
Other financing activities, net	(4.2)	(4.9)
Net cash provided by (used for) financing activities	(119.7)	(77.4)
Effect of currency exchange rate changes on cash, cash equivalents, and restricted cash	0.3	(3.3)
Net increase (decrease) in cash, cash equivalents, and restricted cash	(14.0)	17.9
Cash, cash equivalents, and restricted cash, beginning of period	282.9	201.0
Cash, cash equivalents, and restricted cash, end of period	$268.9	$218.9

The Notes to the Financial Information are included as part of the Earnings Release.

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W. R. Grace & Co. and Subsidiaries
Consolidated Balance Sheets (unaudited)

(In millions, except par value and shares)	September 30, 2020	December 31, 2019
ASSETS
Current Assets
Cash and cash equivalents	$268.7	$282.5
Restricted cash and cash equivalents	0.2	0.4
Trade accounts receivable, less allowance of $3.1 (2019—$13.3)	239.8	307.0
Inventories	255.7	309.9
Other current assets	61.4	235.1
Total Current Assets	825.8	1,134.9
Properties and equipment, net of accumulated depreciation and amortization of $1,512.5 (2019—$1,497.0)	1,164.3	1,143.8
Goodwill	559.0	556.9
Technology and other intangible assets, net	326.3	342.8
Deferred income taxes	555.8	517.6
Investment in unconsolidated affiliate	167.4	181.9
Other assets	51.8	54.7
Total Assets	$3,650.4	$3,932.6
LIABILITIES AND EQUITY
Current Liabilities
Debt payable within one year	$18.8	$23.1
Accounts payable	210.2	302.3
Other current liabilities	276.4	419.7
Total Current Liabilities	505.4	745.1
Debt payable after one year	1,985.6	1,957.3
Unfunded defined benefit pension plans	449.4	434.6
Underfunded defined benefit pension plans	83.1	85.2
Other liabilities	306.4	308.2
Total Liabilities	3,329.9	3,530.4
Equity
Common stock issued, par value $0.01; 300,000,000 shares authorized; outstanding: 66,190,280 (2019—66,735,913)	0.7	0.7
Paid-in capital	470.4	477.9
Retained earnings	712.1	730.5
Treasury stock, at cost: shares: 11,266,353 (2019—10,720,720)	(920.6)	(892.2)
Accumulated other comprehensive income (loss)	53.9	78.8
Total W. R. Grace & Co. Shareholders’ Equity	316.5	395.7
Noncontrolling interests	4.0	6.5
Total Equity	320.5	402.2
Total Liabilities and Equity	$3,650.4	$3,932.6

The Notes to the Financial Information are included as part of the Earnings Release.

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W. R. Grace & Co. and Subsidiaries
Analysis of Operations (unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
(In millions, except per share amounts)	2020	2019	% Change	2020	2019	% Change
Net sales:
Catalysts Technologies	$305.7	$361.4	(15.4)%	$922.7	$1,106.8	(16.6)%
Materials Technologies	113.7	109.1	4.2%	336.9	346.8	(2.9)%
Total Grace net sales	$419.4	$470.5	(10.9)%	$1,259.6	$1,453.6	(13.3)%
Net sales by region:
North America	$118.6	$137.5	(13.7)%	$364.2	$437.9	(16.8)%
Europe Middle East Africa	182.7	195.6	(6.6)%	526.2	604.3	(12.9)%
Asia Pacific	97.7	117.5	(16.9)%	310.7	345.4	(10.0)%
Latin America	20.4	19.9	2.5%	58.5	66.0	(11.4)%
Total net sales by region	$419.4	$470.5	(10.9)%	$1,259.6	$1,453.6	(13.3)%
Performance measures:
Adjusted EBIT(A)(B):
Catalysts Technologies segment operating income	$67.1	$105.1	(36.2)%	$220.8	$332.6	(33.6)%
Materials Technologies segment operating income	24.3	26.1	(6.9)%	55.9	74.2	(24.7)%
Corporate costs	(18.2)	(18.5)	1.6%	(50.5)	(52.7)	4.2%
Certain pension costs(C)	(3.6)	(4.5)	20.0%	(10.2)	(13.9)	26.6%
Adjusted EBIT	69.6	108.2	(35.7)%	216.0	340.2	(36.5)%
Loss on early extinguishment of debt	(39.4)	—		(39.4)	—
Costs related to legacy matters	(30.6)	(3.7)		(36.1)	(52.1)
Restructuring and repositioning expenses attributable to W. R. Grace & Co. shareholders(D)	(2.4)	(3.4)		(26.5)	(12.1)
Inventory write-offs(E)	(0.1)	—		(19.8)	(3.6)
Third-party acquisition-related costs	(0.3)	(1.4)		(3.8)	(2.7)
Taxes and interest included in equity in earnings of unconsolidated affiliate	(0.4)	(0.4)		(0.6)	(1.3)
Interest expense, net	(19.6)	(18.3)	(7.1)%	(56.2)	(56.8)	1.1%
(Provision for) benefit from income taxes	30.2	(27.3)	210.6%	8.1	(57.0)	114.2%
Income (loss) attributable to W. R. Grace & Co. shareholders	$7.0	$53.7	(87.0)%	$41.7	$154.6	(73.0)%
Diluted EPS	$0.11	$0.80	(86.3)%	$0.63	$2.31	(72.7)%
Adjusted EPS(A)	$0.56	$0.98	(42.9)%	$1.76	$3.07	(42.7)%

The Notes to the Financial Information are included as part of the Earnings Release.

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W. R. Grace & Co. and Subsidiaries
Analysis of Operations (unaudited) (continued)

	Three Months Ended September 30,			Nine Months Ended September 30,
(In millions)	2020	2019	% Change	2020	2019	% Change
Adjusted profitability performance measures(A)(B)(C):
Gross Margin:
Catalysts Technologies	39.2%	42.0%	(280) bps	38.8%	42.8%	(400) bps
Materials Technologies	35.7%	38.6%	(290) bps	31.9%	37.0%	(510) bps
Adjusted Gross Margin	38.2%	41.2%	(300) bps	37.0%	41.4%	(440) bps
Inventory write-offs	—%	—%	0 bps	(1.6)%	(0.3)%	(130) bps
Pension costs in cost of goods sold	(0.9)%	(0.6)%	(30) bps	(0.8)%	(0.6)%	(20) bps
Total Grace	37.3%	40.6%	(330) bps	34.6%	40.5%	(590) bps
Adjusted EBIT:
Catalysts Technologies	$67.1	$105.1	(36.2)%	$220.8	$332.6	(33.6)%
Materials Technologies	24.3	26.1	(6.9)%	55.9	74.2	(24.7)%
Corporate, pension, and other	(21.8)	(23.0)	5.2%	(60.7)	(66.6)	8.9%
Total Grace	$69.6	$108.2	(35.7)%	$216.0	$340.2	(36.5)%
Adjusted Depreciation And Amortization:
Catalysts Technologies depreciation and amortization	$21.5	$20.7	3.9%	$62.8	$61.4	2.3%
Depreciation and amortization included in equity in earnings of unconsolidated affiliate	1.1	0.2	NM	1.9	0.4	NM
Catalysts Technologies	22.6	20.9	8.1%	64.7	61.8	4.7%
Materials Technologies	3.6	3.6	—%	10.7	10.7	—%
Corporate	1.2	1.2	—%	3.6	3.2	12.5%
Adjusted Depreciation And Amortization	27.4	25.7	6.6%	79.0	75.7	4.4%
Depreciation and amortization included in equity in earnings of unconsolidated affiliate	(1.1)	(0.2)	NM	(1.9)	(0.4)	NM
Depreciation and amortization	$26.3	$25.5	3.1%	$77.1	$75.3	2.4%
Adjusted EBITDA:
Catalysts Technologies	$89.7	$126.0	(28.8)%	$285.5	$394.4	(27.6)%
Materials Technologies	27.9	29.7	(6.1)%	66.6	84.9	(21.6)%
Corporate, pension, and other	(20.6)	(21.8)	5.5%	(57.1)	(63.4)	9.9%
Total Grace	$97.0	$133.9	(27.6)%	$295.0	$415.9	(29.1)%
Adjusted EBIT margin:
Catalysts Technologies	21.9%	29.1%	(720) bps	23.9%	30.1%	(620) bps
Materials Technologies	21.4%	23.9%	(250) bps	16.6%	21.4%	(480) bps
Total Grace	16.6%	23.0%	(640) bps	17.1%	23.4%	(630) bps
Net income margin	1.7%	11.4%	(970) bps	3.3%	10.6%	(730) bps
Adjusted EBITDA margin:
Catalysts Technologies	29.3%	34.9%	(560) bps	30.9%	35.6%	(470) bps
Materials Technologies	24.5%	27.2%	(270) bps	19.8%	24.5%	(470) bps
Total Grace	23.1%	28.5%	(540) bps	23.4%	28.6%	(520) bps

The Notes to the Financial Information are included as part of the Earnings Release.

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W. R. Grace & Co. and Subsidiaries
Analysis of Operations (unaudited) (continued)

	Nine Months Ended September 30,
(In millions)	2020	2019
Cash flow measure(A):
Net cash provided by (used for) operating activities	$259.1	$268.4
Cash paid for capital expenditures	(123.8)	(142.6)
Free Cash Flow	135.3	125.8
Cash paid for legacy matters	17.1	13.8
Cash paid related to modification of debt	2.6	—
Cash paid for repositioning	8.1	13.3
Cash paid for third-party acquisition-related costs	4.7	1.9
Cash paid for restructuring	2.2	8.2
Adjusted Free Cash Flow	$170.0	$163.0

	Four Quarters Ended September 30,
(In millions)	2020	2019
Calculation of Adjusted EBIT Return on Invested Capital (trailing four quarters)(A):
Net income (loss) attributable to W. R. Grace & Co. shareholders	$13.4	$223.7
Adjusted EBIT	350.3	457.7

Reconciliation to Adjusted Invested Capital:
Total equity	320.5	451.7
Total debt	2,004.4	1,982.2
Underfunded and unfunded defined benefit pension plans	532.5	424.3
Liabilities related to legacy matters	225.7	163.2
Cash, cash equivalents, and restricted cash	(268.9)	(218.9)
Income taxes, net	(541.3)	(491.9)
Other items	25.9	31.0
Adjusted Invested Capital	$2,298.8	$2,341.6

Return on equity	4.2%	49.5%
Adjusted EBIT Return on Invested Capital	15.2%	19.5%

The Notes to the Financial Information are included as part of the Earnings Release.

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W. R. Grace & Co. and Subsidiaries
Analysis of Operations (unaudited)

	Three Months Ended September 30,
	2020				2019
(In millions, except per share amounts)	Pre-Tax	Tax Effect	After-Tax	Per Share	Pre-Tax	Tax Effect	After-Tax	Per Share
Diluted EPS				$0.11				$0.80
Loss on early extinguishment of debt	$39.4	$9.8	$29.6	0.45	$—	$—	$—	—
Costs related to legacy matters	30.6	8.3	22.3	0.34	3.7	0.9	2.8	0.04
Restructuring and repositioning expenses attributable to W. R. Grace & Co. shareholders(D)	2.4	2.4	—	—	3.4	1.1	2.3	0.03
Third-party acquisition-related costs	0.3	0.3	—	—	1.4	0.3	1.1	0.02
Inventory write-offs(E)	0.1	1.3	(1.2)	(0.02)	—	—	—	—
Discrete tax items		21.0	(21.0)	(0.32)		1.7	(1.7)	(0.03)
Income tax expense related to historical tax attributes(F)		—	—	—		(7.7)	7.7	0.12
Adjusted EPS				$0.56				$0.98

	Nine Months Ended September 30,
	2020				2019
(In millions, except per share amounts)	Pre-Tax	Tax Effect	After-Tax	Per Share	Pre-Tax	Tax Effect	After-Tax	Per Share
Diluted EPS				$0.63				$2.31
Loss on early extinguishment of debt	$39.4	$9.8	$29.6	0.45	$—	$—	$—	—
Costs related to legacy matters	36.1	9.3	26.8	0.40	52.1	14.1	38.0	0.57
Restructuring and repositioning expenses attributable to W. R. Grace & Co. shareholders(D)	26.5	5.3	21.2	0.32	12.1	2.7	9.4	0.14
Inventory write-offs(E)	19.8	5.1	14.7	0.22	3.6	—	3.6	0.05
Third-party acquisition-related costs	3.8	1.0	2.8	0.04	2.7	0.7	2.0	0.03
Discrete tax items		20.1	(20.1)	(0.30)		12.0	(12.0)	(0.18)
Income tax expense related to historical tax attributes(F)			—	—		(10.0)	10.0	0.15
Adjusted EPS				$1.76				$3.07

The Notes to the Financial Information are included as part of the Earnings Release.

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W. R. Grace & Co. and Subsidiaries
Notes to the Financial Information

(A)
In the above, Grace presents financial information in accordance with U.S. generally accepted accounting principles (U.S. GAAP), as well as the non-GAAP financial information described below. Grace believes that this non-GAAP financial information provides useful supplemental information about the performance of its businesses, improves period-to-period comparability and provides clarity on the information management uses to evaluate the performance of its businesses. In the above charts, Grace has provided reconciliations of these non-GAAP financial measures to the most directly comparable financial measure calculated and presented in accordance with U.S. GAAP. These non-GAAP financial measures should not be considered as a substitute for financial measures calculated in accordance with U.S. GAAP, and the financial results calculated in accordance with U.S. GAAP and reconciliations from those results should be evaluated carefully. Grace defines these non-GAAP financial measures as follows:

•
Adjusted EBIT means net income attributable to W. R. Grace & Co. shareholders adjusted for interest income and expense; income taxes; costs related to legacy matters; restructuring and repositioning expenses and asset impairments; pension costs other than service and interest costs, expected returns on plan assets, and amortization of prior service costs/credits; gains and losses on sales and exits of businesses, product lines, and certain other investments; third-party acquisition-related costs and the amortization of acquired inventory fair value adjustment; gains and losses on modification or extinguishment of debt; the effects of these items on equity in earnings of unconsolidated affiliate; and certain other items that are not representative of underlying trends.

•
Adjusted EBITDA means Adjusted EBIT adjusted for depreciation and amortization and depreciation and amortization included in equity in earnings of unconsolidated affiliate (collectively, Adjusted Depreciation and Amortization).

•
Adjusted EBIT Return on Invested Capital means Adjusted EBIT (on a trailing four quarters basis) divided by equity adjusted for debt; underfunded and unfunded defined benefit pension plans; liabilities related to legacy matters; cash, cash equivalents, and restricted cash; net income tax assets; and certain other assets and liabilities.

•
Adjusted Gross Margin means gross margin adjusted for pension-related costs included in cost of goods sold, the amortization of acquired inventory fair value adjustment, and write-offs of inventory related to exits of businesses and product lines and significant manufacturing process changes.

•
Adjusted EPS means diluted EPS adjusted for costs related to legacy matters; restructuring and repositioning expenses and asset impairments; pension costs other than service and interest costs, expected returns on plan assets, and amortization of prior service costs/credits; gains and losses on sales and exits of businesses, product lines, and certain other investments; third-party acquisition-related costs and the amortization of acquired inventory fair value adjustment; gains and losses on modification or extinguishment of debt; certain other items that are not representative of underlying trends; and certain discrete tax items and income tax expense related to historical tax attributes.

•
Adjusted Free Cash Flow means net cash provided by or used for operating activities minus capital expenditures plus cash flows related to legacy matters; cash paid for restructuring and repositioning; capital expenditures related to repositioning; cash paid for third-party acquisition-related costs; cash flows related to debt modification; and accelerated payments under defined benefit pension arrangements.

•
The change in net sales on a constant currency basis, which we sometimes refer to as "Net Sales, constant currency," means the period-over-period change in net sales calculated using the foreign currency exchange rates that were in effect during the previous comparable period.

•	Organic sales growth means the period-over-period change in net sales excluding the sales growth attributable to acquisitions.
“Legacy matters” include legacy (i) product, (ii) environmental, and (iii) other liabilities, relating to past activities of Grace.
In the 2020 first quarter, the definition of Adjusted EBIT was modified to adjust for the effects of interest and taxes on equity in earnings of unconsolidated affiliate. The definition of Adjusted EBITDA was modified to adjust for the effects of depreciation and amortization on equity in earnings of unconsolidated affiliate. Grace made these changes to provide clarity about the impacts of these items on Grace's equity in earnings of unconsolidated affiliate and to improve consistency in Grace's application of non-GAAP financial measures. Previously reported amounts were revised to conform to the current presentation.
Adjusted EBIT, Adjusted EBITDA, Adjusted EBIT Return On Invested Capital, Adjusted Gross Margin, Adjusted EPS, Adjusted Free Cash Flow, Net Sales, constant currency, and Organic sales growth do not purport to represent income

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or liquidity measures as defined under U.S. GAAP, and should not be considered as alternatives to such measures as an indicator of Grace's performance or liquidity.
Grace uses Adjusted EBIT as a performance measure in significant business decisions and in determining certain incentive compensation. Grace uses Adjusted EBIT as a performance measure because it provides improved period-to-period comparability for decision making and compensation purposes, and because it better measures the ongoing earnings results of its strategic and operating decisions by excluding the earnings effects of legacy matters; restructuring and repositioning activities; certain acquisition-related items; and certain other items that are not representative of underlying trends.
Grace uses Adjusted EBITDA, Adjusted EBIT Return On Invested Capital, Adjusted Gross Margin, and Adjusted EPS as performance measures and may use these measures in determining certain incentive compensation. Grace uses Adjusted EBIT Return On Invested Capital in making operating and investment decisions and in balancing the growth and profitability of operations. Grace uses Net Sales, constant currency as a performance measure to compare current period financial performance to historical financial performance by excluding the impact of foreign currency exchange rate fluctuations that are not representative of underlying business trends and are largely outside of its control. Grace uses Organic sales growth to measure its businesses' sales performance, excluding the impacts of acquisitions.
Grace uses Adjusted Free Cash Flow as a liquidity measure to evaluate its ability to generate cash to support its ongoing business operations, to invest in its businesses, and to provide a return of capital to shareholders. Grace also uses Adjusted Free Cash Flow as a performance measure in determining certain incentive compensation.
Adjusted EBIT, Adjusted EBITDA, Adjusted EBIT Return On Invested Capital, Adjusted Gross Margin, Adjusted EPS, Adjusted Free Cash Flow, Net Sales, constant currency, and Organic sales growth do not purport to represent income measures as defined under U.S. GAAP, and should not be used as alternatives to such measures as an indicator of Grace’s performance. These measures are provided to investors and others to improve the period-to-period comparability and peer-to-peer comparability of Grace’s financial results, and to ensure that investors and others understand the information Grace uses to evaluate the performance of its businesses. They distinguish the operating results of Grace's current business base from the costs of Grace's legacy matters; restructuring and repositioning activities; and certain other items. These measures may have material limitations due to the exclusion or inclusion of amounts that are included or excluded, respectively, in the most directly comparable measures calculated and presented in accordance with U.S. GAAP and thus investors and others should review carefully the financial results calculated in accordance with U.S. GAAP.
Adjusted EBIT has material limitations as an operating performance measure because it excludes costs related to legacy matters, and may exclude income and expenses from restructuring and repositioning activities, which historically have been material components of Grace’s net income. Adjusted EBITDA also has material limitations as an operating performance measure because it excludes the impact of depreciation and amortization expense. Grace’s business is substantially dependent on the successful deployment of capital, and depreciation and amortization expense is a necessary element of our costs. Grace compensates for the limitations of these measurements by using these indicators together with net income as measured under U.S. GAAP to present a complete analysis of our results of operations. Adjusted EBIT and Adjusted EBITDA should be evaluated together with net income and net income attributable to Grace shareholders, measured under U.S. GAAP, for a complete understanding of Grace’s results of operations.
Grace is unable without unreasonable efforts to estimate the annual mark-to-market pension adjustment or future net income or diluted EPS. Without the availability of this significant information, Grace is unable to provide reconciliations for certain forward-looking information set forth in the Outlook, above.

(B)	Grace's segment operating income includes only Grace's share of income from consolidated and unconsolidated joint ventures.

(C)
Certain pension costs include only ongoing costs recognized quarterly, which include service and interest costs, expected returns on plan assets, and amortization of prior service costs/credits. Catalysts Technologies and Materials Technologies segment operating income and corporate costs do not include any amounts for pension expense. Other pension related costs including annual mark-to-market adjustments and actuarial gains and losses are excluded from Adjusted EBIT. These amounts are not used by management to evaluate the performance of Grace's businesses and significantly affect the peer-to-peer and period-to-period comparability of our financial results. Mark-to-market adjustments and actuarial gains and losses relate primarily to changes in financial market values and actuarial assumptions and are not directly related to the operation of Grace's businesses.

(D)	Restructuring and repositioning expenses attributable to W. R. Grace & Co. shareholders is net of restructuring expenses attributable to noncontrolling interests.

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(E)
Inventory write-off in 2020 related to the changes in hydroprocessing catalysts manufacturing operations. Inventory write-off in 2019 related to the idling of Grace’s methanol-to-olefins (“MTO”) manufacturing facility in China.

(F)
Grace's historical tax attribute carryforwards (net operating losses and tax credits) unfavorably affected its tax expense with respect to certain provisions of the Tax Cuts and Jobs Act of 2017. To normalize the effective tax rate, an adjustment was made to eliminate the tax expense impact associated with the historical tax attributes.

NM - Not Meaningful

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